Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated March 27, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Galapagos NV (the Company) appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ BDO Bedrijfsrevisoren BV
Zaventem, Belgium

December 10, 2025